Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form S-11 of US Federal Properties Trust, Inc., a Maryland corporation (the “Company”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein and the filing of this consent as an exhibit to the Registration Statement), as a director nominee of the Company, with my election becoming effective no later than the effectiveness of the Registration Statement related to the offering contemplated therein.

Dated:	August 6, 2010

Sign Name:	/s/ Thomas H. Walker
Print Name:	Thomas H. Walker